Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES REVENUE OF $12.3 MILLION, $0.09 IN EPS,

FOR THE FIRST QUARTER OF 2019

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue in the first quarter of 2019 was $12.3 million, an increase of 7.5% compared to $11.4 million in the first quarter of 2018.

●	Income from operations increased to 8.1% of net sales in the first quarter of 2019, up from 3.7% in the first quarter of 2018.

●	Net income for the first quarter of 2019 was $1.2 million, or $0.09 per diluted share, compared to $508,000, or $0.04 per diluted share, for the first quarter of 2018.

Nogales, Arizona – May 6, 2019 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three months ended March 31, 2019.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Alpha Pro Tech delivered a 140% increase in net income and more than doubled our earnings per share, demonstrating the strength of our diversified business model and our ability to overcome short-term, weather-related decreases in our Building Supply segment. We expanded our gross margin slightly, but more than doubled our income from operations, reflecting expense management and the absence of legal charges during the quarter.”

Hoffman continued, “It is encouraging to note that the weather-related decreases in our Building Supply segment were partially offset by increases in our economy brand synthetic roof underlayment and an increase in the sales of our premium REX™ Wrap Fortis housewrap line, demonstrating that these new products are gaining continued market approval. This progress reinforces our decision to expand the economy brand synthetic roof underlayment line to include TECHNO SB® 25 and TECHNO SB® ULTRA.”

Net sales

Consolidated sales for the first quarter of 2019 were $12.3 million, compared to $11.4 million for the first quarter of 2018, an increase of 7.5%, reflecting increased sales in the Disposable Protective Apparel segment of $1.0 million, partially offset by modest decreases in sales in the Building Supply segment.

Sales for the Disposable Protective Apparel segment (including disposable protective clothing, masks and shields) increased by $1.0 million, or 21.6%, to $5.8 million, compared to $4.8 million for the same period of 2018. Previously, masks and shields were included in a separate segment called Infection Control. Effective as of the first quarter of 2019, the Infection Control segment has been combined with the Disposable Protective Apparel segment. The increase in disposable protective clothing was primarily due to strong sales growth across all of our supply chain partners. Sales of masks were affected by a less severe flu season this year.

Building Supply segment sales decreased by $171,000, or 2.6%, to $6.5 million for the first quarter of 2019, compared to $6.7 million for the same period of 2018. This segment decrease was primarily due to a decrease in sales of premium REX™ synthetic roof underlayment and, to a lesser extent, a decrease in sales of economy brand housewrap. Unusually severe weather during the quarter, which impeded construction projects, was a primary driver of decreased sales.

Gross profit

Gross profit increased by $349,000, or 7.8%, to $4.8 million for the three months ended March 31, 2019, from $4.5 million for the same period of 2018. The gross profit margin was 39.0% for the three months ended March 31, 2019, compared to 38.9% for the same period of 2018. Management expects gross profit margin in 2019 to be similar to 2018.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $206,000, or 5.3%, to $3.7 million for the three months ended March 31, 2019, from $3.9 million in the first quarter last year. The decrease was primarily the result of the accrual of expenses associated with the settlement of a litigation matter for the three months ended March 31, 2018 that did not recur for the same period of 2019, partially offset by increased trade show expenses and employee compensation.

Income from Operations

Income from operations increased by $574,000, or 134.1%, to $1.0 million in the first quarter of 2019, compared to $428,000 in the first quarter of 2018. The increase was primarily due to higher gross profit and a decrease in selling, general and administrative expenses. Income from operations for the three months ended March 31, 2018 was negatively impacted by the settlement discussed above. Income from operations as a percentage of net sales for the three months ended March 31, 2019 was 8.1%, compared to 3.7% for the same period of 2018.

Net Income

Net income for the first quarter of 2019 was $1.2 million, or $0.09 per diluted share, compared to net income of $508,000, or $0.04 per diluted share for the same period of 2018, representing an increase of $710,000, or 140%. The increase in net income was due to an increase in income before provision for income taxes of $861,000, partially offset by an increase in provision for income taxes of $151,000. Net income for the three months ended March 31, 2018, would have been higher without the expense associated with the settlement discussed above. Net income as a percentage of net sales for the three months ended March 31, 2019 was 9.8%, compared to 4.4% for the same period of 2018.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $4.5 million as of March 31, 2019, compared to $7.0 million as of December 31, 2018. The decrease in cash was due to cash used in operating activities of $1.4 million, cash used in financing activities of $948,000 and cash used in investing activities of $142,000. Historically, cash on hand is the lowest at the end of the first quarter of each year, due to the Company’s Building Supply segment winter buy extended terms program, as well as prior year accruals that are paid in the first quarter. As such, management expects cash to increase next quarter. The Company ended the quarter with working capital of $24.6 million and a current ratio of 13:1.

Inventory increased by $529,000, or 5.4%, to $10.4 million as of March 31, 2019, from $9.9 million as of December 31, 2018. The increase was primarily due to an increase in inventory for the Building Supply segment, partially offset by a decrease in inventory for the Disposable Protective Apparel segment.

Colleen McDonald, Chief Financial Officer, commented, “During the first quarter of 2019, we repurchased 255,000 shares of common stock at a cost of $1.0 million. We have $1.7 million remaining for additional stock repurchases based on the $2 million increase authorized by our Board of Directors on December 20, 2018. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, cash balances, margins, costs, expenditures, cash flows, sources of capital, growth rates, new or expanded products or product lines and the success of such products or product lines, and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2019	2018 (1)
Assets
Current assets:
Cash	$4,488,000	$7,007,000
Investments	417,000	258,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 and $64,000 as of March 31, 2019 and December 31, 2018	7,202,000	4,935,000
Accounts receivable, related party	837,000	383,000
Inventories	10,407,000	9,878,000
Right-of-use assets	668,000	-
Prepaid expenses	2,697,000	3,999,000
Total current assets	26,716,000	26,460,000

Property and equipment, net	3,271,000	3,244,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	15,000	16,000
Right-of-use assets, net of current portion	2,583,000	-
Equity investment in unconsolidated affiliate	4,757,000	4,480,000
Total assets	$37,397,000	$34,255,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$743,000	$578,000
Accrued liabilities	632,000	1,342,000
Lease liabilities	663,000	-
Total current liabilities	2,038,000	1,920,000

Lease liabilities, net of current portion	2,632,000	-
Deferred income tax liabilities, net	141,000	141,000
Total liabilities	4,811,000	2,061,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,281,018 and 13,502,684 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	133,000	135,000
Additional paid-in capital	1,845,000	2,669,000
Retained earnings	30,608,000	29,390,000
Total shareholders' equity	32,586,000	32,194,000
Total liabilities and shareholders' equity	$37,397,000	$34,255,000

(1) The condensed consolidated balance sheet as of December 31, 2018 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2019	2018

Net sales	$12,304,000	$11,442,000

Cost of goods sold, excluding depreciation and amortization	7,500,000	6,987,000
Gross profit	4,804,000	4,455,000

Operating expenses:
Selling, general and administrative	3,675,000	3,881,000
Depreciation and amortization	127,000	146,000
Total operating expenses	3,802,000	4,027,000

Income from operations	1,002,000	428,000

Other income:
Equity in income of unconsolidated affiliate	277,000	139,000
Gain on marketable securities	170,000	32,000
Interest income, net	12,000	1,000
Total other income	459,000	172,000

Income before provision for income taxes	1,461,000	600,000

Provision for income taxes	243,000	92,000

Net income	$1,218,000	$508,000

Basic earnings per common share	$0.09	$0.04

Diluted earnings per common share	$0.09	$0.04

Basic weighted average common shares outstanding	13,391,992	14,217,919

Diluted weighted average common shares outstanding	13,469,497	14,383,005